Exhibit 10.1

AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of

December 20, 2005

among

MATRIX SERVICE COMPANY,

as Borrower

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

and

J.P. MORGAN SECURITIES INC.,

as Sole Bookrunner and Sole Lead Arranger

i

SCHEDULES:

Schedule 2.01	Lenders and Revolving Loan Commitments
Schedule 2.01(b)	Lenders and Term Loan Balances as of Closing Date
Schedule 3.05	Properties Subject to Title Defects that Might Interfere with Ability to Conduct Business as Currently Conducted or to Utilize Such Properties for their Intended Purpose
Schedule 3.06	Disclosed Matters
Schedule 3.13	Subsidiaries (List of All Subsidiaries, with Jurisdictions of Organization, Ownership Percentages Held by Borrower or other Subsidiaries)
Schedule 3.19	Representative Copies of Payment and Performance Bonds Utilized By the Borrower
Schedule 6.01	Existing Indebtedness (Including XYZ Subordinated Indebtedness)
Schedule 6.02	Existing Liens
Schedule 6.08	Existing Restrictions (On Ability to Create, Incur or Permit Liens, On Ability to Pay Distributions or to repay loans or to guarantee Indebtedness, Etc.)
Schedule 7(v)	Entities that Will Discontinue Business or Make a Material Change in the Nature of or Manner of Business
Schedule 7(w)	Entities that are not Required to Maintain Permits; Properties to Be Released

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Opinion of Borrower’s Counsel
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Borrowing Base Certificate
Exhibit E	List of Existing Guarantees
Exhibit F	List of Existing Security Agreements
Exhibit G	List of Mortgaged Properties
Exhibit H	List of Mortgaged Properties Security Instruments

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 20, 2005, among MATRIX SERVICE COMPANY, a Delaware corporation, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

RECITALS

A. Borrower, certain financial institutions, as lenders, and JPMorgan Chase Bank, N.A., as agent for such lenders, have heretofore entered into a certain Credit Agreement dated as of March 7, 2003, as amended by that certain Amendment One to Credit Agreement dated as of May 22, 2003, as further amended by that certain Amendment Two to Credit Agreement dated as of August 22, 2003, as further amended by that certain Amendment Three to Credit Agreement dated as of August 23, 2003, as further amended by that certain Amendment Four to Credit Agreement dated as of March 11, 2004, as further amended by that certain Amendment Five to Credit Agreement dated as of May 6, 2004, as further amended by that certain Amendment Six to Credit Agreement dated as of August 5, 2004, as further amended by that certain Amendment Seven to Credit Agreement dated as of October 6, 2004, as further amended by that certain Amendment Eight to Credit Agreement dated as of November 30, 2004, as further amended by that certain Amendment Nine to Credit Agreement dated as of April 22, 2005, as further amended by that certain Amendment Ten to Credit Agreement dated as of August 10, 2005 (as so amended and/or restated, the “Original Credit Agreement”) pursuant to which the Lenders have made loans to the Borrower, and the Issuing Bank has issued letters of credit, upon the terms set forth therein.

B. Certain Lenders under the Original Credit Agreement have assigned their interests and obligations as lenders thereunder to certain of the Lenders under this Agreement.

C. Borrower, Administrative Agent and Lenders wish to restructure the indebtedness to the Lenders and otherwise amend and restate the terms of the Original Credit Agreement as set forth herein and intend that the “Loans” under the Original Credit Agreement shall, on the Closing Date, be continued, renewed, restated and converted into Loans under this Agreement (but shall not be deemed repaid).

D. Borrower, Administrative Agent and Lenders hereby make further amendments to the Original Credit Agreement and agree to restate and amend the Original Credit Agreement in its entirety as set forth below.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Ableco” means Ableco Finance LLC, a Delaware limited liability company.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” shall have the meaning assigned to such term in Article 9 of the Oklahoma Uniform Commercial Code as in effect from time to time.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.01 of this Agreement and in Section 6.1 of the Original Credit Agreement.

“Aggregate Revolving Loan Commitments” means $40,000,000.00 as such amount may be increased from time to time pursuant to Section 2.04 of this Agreement or reduced from time to time pursuant to the terms of this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Revolving Loan Commitments and Term Loans of all Lenders represented by such Lender’s Revolving Loan Commitment and Term Loans. If the Revolving Loan Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Term Loans and the Revolving Loan Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, (i) until financial statements are required to be delivered pursuant to Section 5.01(a) or (b), 3.50% per annum as to the Revolving Loans and 5.00% per annum as to the Term Loan and (ii) thereafter, for any day, with respect to any ABR Loan or Eurodollar Loan, the applicable rate per annum set forth below in the chart applicable to such Loan under the caption “ABR Spread” (as to ABR Loans) or “Eurodollar Spread” (as to Eurodollar Loans), based upon the Senior Leverage Ratio as of the prior fiscal quarter end:

APPLICABLE RATE – Revolving Loans

Senior Leverage Ratio	Eurodollar Spread Applicable Rate (bps)	ABR Spread Applicable Rate (bps)
≥ 2.00 to 1.00	350	200
< 2.00 to 1.00	300	150
< 1.50 to 1.00	250	100
< 1.00 to 1.00	225	75

APPLICABLE RATE – Term Loan

Senior Leverage Ratio	Eurodollar Spread Applicable Rate (bps)	ABR Spread Applicable Rate (bps)
≥ 2.00 to 1.00	500	350
< 2.00 to 1.00	475	325
< 1.25 to 1.00	450	300

The Applicable Rate shall be determined in accordance with the foregoing table based on the Senior Leverage Ratio as reflected in the then most recent financial statements delivered pursuant to Section 5.01(a) or (b). Adjustments, if any, to the Applicable Rate shall be effective on the Margin Adjustment Date. If Borrower fails to deliver the financial statements to the Administrative Agent at the time required pursuant to Section 5.01, then the Applicable Rate shall be the highest Applicable Rate set forth in the foregoing tables until five (5) Business Days after such financial statements are so delivered.

“Applicable Revolving Loan Percentage” means, with respect to any Lender, the percentage of the Aggregate Revolving Loan Commitments represented by such Lender’s Revolving Loan Commitment. If the Revolving Loan Commitments have terminated or expired, the Applicable Revolving Loan Percentages shall be determined based upon the Revolving Loan Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means (i) as to Borrower, the President or any Vice President or any other officer of Borrower who is designated as an authorized officer in the certificate delivered pursuant to Section 4.1 or who is otherwise designated as such in a written certificate delivered by Borrower to the Administrative Agent, and (ii) as to any other Credit Party, the President or any Vice President of such Credit Party or any other officer of such Credit Party who is designated as an authorized officer in the certificate delivered pursuant to Section 4.01 or who is otherwise designated as such in a written certificate delivered by such Credit Party to the Administrative Agent.

“Availability” means, at any time, the difference between (i) the least of (A) the Borrowing Base, (B) the aggregate Revolving Loan Commitments and (C) so long as any obligations under the

Term Loan remain unpaid, the TTM EBITDA Threshold and (ii) the aggregate Revolving Credit Exposure of all Revolving Lenders.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Credit Termination Date and the date of termination of the Revolving Loan Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Matrix Service Company, a Delaware corporation.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan, or (c) portions (or all) of the Term Loan of the same Type, converted or continued on the same date and, in the case of a portion thereof which is a Eurodollar Borrowing, as to which a single Interest Period is in effect.

“Borrowing Base” means, as of any time, eighty percent (80%) of Consolidated Eligible Accounts Receivable.

“Borrowing Base Certificate” means a certificate in form and content as set forth on Exhibit D hereto, executed by the chief financial officer of Borrower and dated as of the applicable Borrowing Base Determination Date.

“Borrowing Base Determination Date” means (i) the last day of each calendar month and (ii) one such other date each calendar month as to which the Borrower provides to the Administrative Agent a Borrowing Base Certificate and requests a determination of the Borrowing Base.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with Agreement Accounting Principles excluding (i) the cost of assets acquired with Capital Lease Obligations, (ii) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss and (iii) leasehold improvement expenditures for which the Borrower or a Subsidiary is reimbursed promptly by the lessor.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalized Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, as to which the obligations of a Person who is lessee thereunder are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

“Cash Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio determined as follows (with all calculations to be made for Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis):

Numerator: Consolidated EBITDA for the then most-recently ended four (4) fiscal quarters

Denominator: interest expense for such fiscal quarters (excluding interest expense that has been capitalized and not paid in cash).

“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of more than 25% of the outstanding shares of voting stock of the Borrower other than through the exercise of options to purchase stock of Borrower pursuant to the XYZ Subordinated Loan Documents or (ii) occupation of a majority of the seats (excluding vacant seats) on the board of directors of the Borrower by Persons who were neither (a) nominated by the board of directors of the Borrower nor (b) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean any and all assets and rights and interests in or to property of Borrower and each of the other Credit Parties in which a Lien is granted or purported to be granted pursuant to the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreements, Mortgaged Properties Security Instruments and the Subsidiary Guaranties.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus, to the extent deducted in calculating Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, amortization and other non-cash charges (including but not limited to non-cash compensation expense recorded in accordance with FAS 123R), (iv) losses on sales of fixed assets, and (v) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, (A) gains on sales of fixed assets, and (B) extraordinary gains realized other than in the ordinary course of business, all calculated for Borrower and its Subsidiaries on a consolidated basis without duplication.

“Consolidated Eligible Accounts Receivable” means for Borrower and all Subsidiaries who are parties to a Security Agreement (“Grantor”), without duplication, the aggregate of all Accounts owing by an account debtor (“Account Debtor”) to the Grantor that meet the following requirements at the time they come into existence and continue to meet the same until collected in full (each such Account an “Eligible Account”):

(i) it is genuine and in all respects what it purports to be;

(ii) it is created in the ordinary course of the Grantor’s business and arises from:

(a) (i) the bona fide performance of services by the Grantor and such services have been fully performed, acknowledged and accepted by the Account Debtor or

(ii) the bona fide performance of services by Grantor, which services have not been fully performed, provided that the amount of Accounts that would otherwise qualify to be Consolidated Eligible Accounts Receivable under this subsection (ii)(a)(ii) shall be reduced (provided that in no event shall such amount be less than zero) by an amount equal to (A) all billings in excess of costs and estimated earnings under uncompleted contracts approved and accepted by the applicable Account Debtors minus (B) all costs in excess of billings under uncompleted contracts; or

(b) the bona fide sale or lease of goods by the Grantor, and such goods have been completed in accordance with Account Debtor’s specifications (if any) and delivered to and accepted by the Account Debtor, and the Grantor has possession of, or has delivered to the Administrative Agent at the Administrative Agent’s request, shipping and delivery receipts evidencing such shipment, and, in the case of clauses (a) and (b) of this clause (ii), no part of such Account which represents interest or incidental service charges shall be considered an Eligible Account;

(iii) if the Account arises because of the sale of goods, such goods have been shipped or delivered on open account and on an absolute sale basis and not on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return agreement and no material part of such goods has been returned, repossessed, rejected, lost or damaged (except to the extent that the Administrative Agent objects to the Account Debtor in question);

(iv) it is not evidenced by chattel paper or an instrument of any kind;

(v) it is evidenced by an invoice rendered to the Account Debtor thereunder which invoice is in form reasonably acceptable to the Administrative Agent and was sent to the Account Debtor concurrently with or not more than thirty (30) days after the shipment and delivery to and acceptance by said Account Debtor of the goods giving rise thereto or performance of the services giving rise thereto, and such Account is due and payable no later than sixty (60) days after the date of the invoice and is not unpaid more than ninety (90) days past the date of the invoice;

(vi) not more than ten percent (10%) of the balance of all Accounts owing from the Account Debtor obligated on such Account has remained unpaid for more than ninety (90) days after the date of the relevant invoice (at all times when this condition is not met, all Accounts upon which such Account Debtor is obligated shall be ineligible Accounts);

(vii) it is owned by the Grantor, the Grantor has the right to subject it to a security interest in favor of Agent for the ratable benefit of the Lenders, and it is subject to a first priority perfected security interest in favor of the Administrative Agent for the ratable benefit of the Lenders, and to no other claims, Liens, security interests or encumbrances whatsoever;

(viii) it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by the Account Debtor thereunder, or to any claim by such Account Debtor denying liability thereunder in whole or in part, and such Account Debtor has not refused to accept and/or has not returned or offered to return any of the goods or services which are the subject of such Account;

(ix) the Account Debtor obligated on such Account is not insolvent or the subject of any bankruptcy or insolvency proceeding of any kind, neither the Administrative Agent nor the Required Lenders are dissatisfied with the creditworthiness of such Account Debtor, and, to the knowledge of the Grantor, there are no actions or proceedings which are then threatened or pending against the Account Debtor which might result in any material adverse change in its financial condition or in its ability to pay any Account in full;

(x) it does not arise out of a contract or order which, by its terms, forbids or effectively makes void or unenforceable the assignment by the Grantor to the Administrative Agent of the Account arising with respect thereto;

(xi) the Account Debtor is not a director, officer, employee, agent, Subsidiary or Affiliate of the Grantor or any Subsidiary of the Grantor;

(xii) the Account Debtor is a resident or citizen of and is located within the United States of America or Canada (unless the Required Revolving Lenders, in their sole discretion, include such Account and the Administrative Agent shall have first received, at its option, a written opinion in form and substance, and from counsel for the Borrower, satisfactory to the Required Lenders reflecting that all necessary steps have been taken to render the Administrative Agent’s lien on such Account properly perfected and of first priority);

(xiii) The Account may not be due and owing to a Grantor which is located outside of the United States or which is incorporated or organized under the laws of a jurisdiction other than a state of the United States (except as to Accounts owed to a Grantor incorporated or organized under the laws of a province of Canada to the extent that the Administrative Agent and its counsel have determined that all necessary steps have been taken to render Administrative Agent’s lien on such Account to be properly perfected and of first priority, provided that the aggregate amount of Accounts owing to all such Grantors incorporated or organized under the laws of a province of Canada and contributing to the Borrowing Base shall not constitute more than fifteen percent (15%) of the total Consolidated Eligible Accounts Receivable used to calculate the Borrowing Base);

(xiv) it is not an Account with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the Grantor assigns its right to payment of such Account to the Administrative Agent pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended;

(xv) it is not an Account with respect to which the Account Debtor is any state, municipality or any department, agency or instrumentality thereof, unless the Grantor assigns its rights to payment of such Account to Agent pursuant to, and in full compliance with all applicable laws, rules and regulations relating thereto;

(xvi) it is not an Account with respect to which the Account Debtor is located in a jurisdiction which requires the Grantor, as a precondition to commencing or maintaining an action in the courts of that jurisdiction, either to (A) receive a certificate of authority to do business and be in good standing in such jurisdiction, or (B) file a notice of business activities report or similar report with such jurisdiction’s taxing authority, unless (x) the Grantor has taken one of the actions described in clauses (A) or (B), (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by the Grantor at its election, or (z) the Grantor has proven, to Agent’s satisfaction, that it is exempt from any such requirements under any such jurisdiction’s laws;

(xvii) it is an Account against which each Lender is legally permitted to make advances;

(xviii) The Account shall not be eligible to the extent of (i) any retainage held by the Account Debtor, and (ii) the amount by which the total balance due from any Account Debtor (or group of related Account Debtors) on invoiced Accounts exceeds twenty-five percent (25%) of the aggregate balance due under all invoiced Accounts then outstanding; and

(xix) Any amounts in the aggregate in excess of $7,500,000.00 derived from Accounts created under contracts bonded in whole or in part shall be excluded.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account. Further, with respect to any Account, if the Administrative Agent at any time or times hereafter determines, in its sole and absolute discretion, that the prospect of payment or performance by the Account Debtor is or will be impaired, notwithstanding anything to the contrary contained above, such Account shall no longer be an Eligible Account and the Administrative Agent shall promptly thereafter notify the Borrower in writing of such classification.

“Consolidated Funded Indebtedness” means, for Borrower and its Subsidiaries on a consolidated basis, the sum of the following (without duplication): (i) all Indebtedness for borrowed money, (ii) all Indebtedness for the deferred purchase price of property or services, (iii) all Indebtedness evidenced by a note, acceptance or other like instrument, (iv) all Capital Lease Obligations, (v) all cash overdrafts, and (vi) the aggregate undrawn and available amount of all outstanding Letters of Credit except those issued to support or related to worker’s compensation obligations.

“Consolidated Interest Expense” means, with reference to any applicable fiscal quarter or fiscal year period, the interest expense of Borrower and its Subsidiaries calculated on a consolidated basis for such applicable period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of Borrower and its Subsidiaries calculated on a consolidated basis for such period, excluding any income (or loss) arising from the settlement of Large Disputed Accounts to the extent included (or deducted) in calculating net income during such period.

“Consolidated Raw EBITDA” means with reference to any period, Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, and (iii) depreciation and amortization, all calculated for Borrower and its Subsidiaries on a consolidated basis without duplication.

“Consolidated Tangible Net Worth” means at any time the consolidated stockholders’ equity of Borrower and its Subsidiaries, minus goodwill and other intangible assets, calculated in accordance with GAAP on a consolidated basis as of such time.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Party” means Borrower or any Guarantor.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Distribution” means and includes, in respect of any corporation, partnership, limited liability company, association or other business entity: (i) dividends or other distributions or payments on capital stock or other Equity Interests in such corporation, partnership, limited liability company, association or other business entity (except distributions in such stock or other Equity Interest); and (ii) the redemption, repurchase, retirement or acquisition of such stock or other Equity Interests or of warrants, rights or other options to purchase such stock or other Equity Interests (except when solely in exchange for such stock or other Equity Interests), unless made contemporaneously from the net proceeds of a sale of such stock or other Equity Interests.

“dollars” or “$” refers to lawful money of the United States of America.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Facility LC” means any “Facility LC” issued under the Original Credit Agreement that is outstanding as of the Closing Date.

“Existing Guarantees” means that certain Subsidiary Guaranty dated March 7, 2003 executed by those various Subsidiaries as described on the attached Exhibit E and that certain Subsidiary Guaranty dated August 10, 2005 by those various Subsidiaries as described on the attached Exhibit E, all in favor of the Administrative Agent, for the ratable benefit of the Lenders, as they may be ratified, amended or modified and in effect from time to time.

“Existing Security Agreements” means those certain Pledge and Security Agreements or similar agreements listed on the attached Exhibit F executed by the Guarantors in favor of the Administrative Agent, for the ratable benefit of the Lenders, as they may be ratified, amended or modified and in effect from time to time.

“Extraordinary Receipts” means any cash received by the Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.11(c)(i)(1) or (3) hereof), including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), and (vi) indemnity payments.

“Facility LC” means any Letter of Credit issued pursuant to this Agreement and any Existing Facility LC.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio determined as follows (with all calculations to be made for Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis):

Numerator: (i) Consolidated EBITDA for the previous four fiscal quarters ending on such day, (ii) MINUS Distributions made or paid during the same period, (iii) MINUS net cash taxes paid during the same period, and (iv) MINUS Capital Expenditures during the same period.

Denominator: (i) Scheduled current maturities of the Term Loan for the next four fiscal quarters, (ii) PLUS scheduled current maturities of the Hake Group Acquisition carry-back financing for the next four fiscal quarters, (iii) PLUS scheduled current maturities of any Indebtedness not described in (i) or (ii) above for the next four fiscal quarters, (iv) PLUS Consolidated Interest Expense for the previous four fiscal quarters ending on such day (excluding amounts included in Consolidated Interest Expense for (A) amortization of deferred financing fees, (B) amortization of pre-paid interest related to the XYZ Subordinated Indebtedness, (C) accretion related to the Hake Group Acquisition carry-back financing and (D) interest attributable to the Additional Accrued Margin (as described in the Original Credit Agreement) that is neither paid nor due and payable during such period), and (v) PLUS current maturities of Capital Lease Obligations for the next four fiscal quarters;

PROVIDED that for the purposes of calculating the Fixed Charge Coverage Ratio as of fiscal quarter ending February 28, 2006, the components dealing with the four (4) fiscal quarters ending on such date shall instead utilize annualized results for the three (3) fiscal quarters ending on such date.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any Letter of Credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means (i) the following Subsidiaries: Matrix Service Inc., an Oklahoma corporation; Matrix Service Industrial Contractors, Inc., an Oklahoma corporation; Matrix Service Inc., an Ontario, Canada corporation; Matrix Service Industrial Contractors Canada, Inc., a Delaware corporation; Matrix Service Industrial Contractors ULC, a Nova Scotia unlimited company; Hake Group, Inc., a Delaware corporation; Bish Investments, Inc., a Delaware corporation; Bogan, Inc., a Pennsylvania corporation; Matrix Service Specialized Transport, Inc., a Pennsylvania corporation; McBish Management, Inc., a Pennsylvania corporation; Mechanical Construction, Incorporated, a Delaware corporation; Mid-Atlantic Constructors, Inc., a Pennsylvania corporation; Talbot Realty, Inc., a Pennsylvania corporation; I&S, Inc., a Pennsylvania corporation; Hover Systems, Inc., a Pennsylvania corporation; and I & S Joint Venture, L.L.C., a Pennsylvania limited liability company, and (ii) all other Persons who may execute in favor of the Administrative Agent, for the benefit of the Lenders, either any Guarantee in respect of any or all of the Obligations in form acceptable to the Lenders or a ratification and joinder of an Existing Guarantee in form acceptable to the Lenders.

“Hake Group Acquisition Documents” means the instruments, documents and agreements evidencing the Hake Group Acquisition, including without limitation the Equity Interest Purchase Agreement dated March 7, 2003.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increasing Lender” means a Revolving Lender that agrees to increase its Revolving Loan Commitment in accordance with the provisions of Section 2.04 or a new Revolving Lender that becomes party to this Agreement pursuant to the provisions of Section 2.04.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (excluding current accounts payable incurred in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity

(including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or to change the Interest Period for the Term Loan in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the last day of the month that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, (i) the date of a Revolving Borrowing initially shall be the date on which such Borrowing is made, (ii) the initial date of the Term Loan shall be the Closing Date, and (iii) thereafter the initial date of the Interest Period shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan Chase Bank, in its capacity as the issuer of Facility LCs hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Facility LCs to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Facility LCs issued by such Affiliate.

“JPMorgan Chase” means JPMorgan Chase Bank, N.A.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Facility LC.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Facility LCs at such time plus (b) the aggregate amount of all LC Reimbursement Obligations. The LC Exposure of any Lender at any time shall be its Applicable Revolving Loan Percentage of the total LC Exposure at such time.

“LC Reimbursement Obligations” means, at any time, the aggregate outstanding amount of all obligations of the Borrower to reimburse the Issuing Bank for LC Disbursements pursuant to Section 2.06 of this Agreement.

“Large Disputed Accounts” shall mean those Accounts with gross amounts outstanding greater than $1,000,000.00 (exclusive of (i) costs and estimated earnings in excess of billings, (ii) billings in excess of costs and estimated earnings or (iii) any bad debt reserves associated with any such Accounts) that were in dispute as of November 30, 2004.

“Lead Arranger” means J.P. Morgan Securities Inc.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person, or upon which such Person is an account party or for which such Person is in any way liable.

“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio determined as follows: (i) Consolidated Funded Indebtedness as of such day to (ii) Consolidated EBITDA for the four fiscal quarters ending as of such day; provided that for the purposes of calculating the Leverage Ratio as of the fiscal quarter ending February 28, 2006, the components dealing with the most-recently ended four (4) fiscal quarters shall instead utilize annualized results for the three (3) fiscal quarters ending on February 28, 2006.

“Leverage Ratio (Restricted Payments)” means, as of the last day of any fiscal quarter, the ratio determined as follows: (i) Consolidated Funded Indebtedness as of such day (ignoring any conversion of the XYZ Subordinated Indebtedness that may have occurred between the Closing Date and such day and assuming that the XYZ Subordinated Indebtedness had continued to accrue interest as if never paid) to (ii) Consolidated EBITDA for the four fiscal quarters ending as of such day; provided that for the purposes of calculating the Leverage Ratio as of the fiscal quarter ending February 28, 2006, the components dealing with the most-recently ended four (4) fiscal quarters shall instead utilize annualized results for the three (3) fiscal quarters ending on February 28, 2006.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000.00 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, all Notes issued pursuant to Section 2.10(h), all letter of credit applications, all Collateral Documents, and all other mortgages, security agreements and other collateral or security documents, guaranty agreements and instruments from time to time made, issued or executed by any Person in connection with this Agreement.

“Loans” means the loans made by the Lenders pursuant to or as described in this Agreement.

“Majority Lenders” means, at any time, Lenders having Revolving Credit Exposures, unused Revolving Loan Commitments and Term Loan Balances representing more than fifty percent (50%) of the sum of (i) the total Revolving Credit Exposures and unused Revolving Loan Commitments at such time and (ii) the total outstanding Term Loan Balances at such time.

“Margin Adjustment Date” means five (5) Business Days after each date on which Borrower delivers financial statements in accordance with Sections 5.01(a) and (b) and the accompanying Compliance Certificate as required by Section 5.01(c).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or any of the other Loan Documents, or (c) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Facility LCs) and Rate Management Obligations of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $1,000,000.00. For purposes of determining Material Indebtedness, the “principal amount” of Rate Management Obligations at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if the applicable Swap Agreement were terminated at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means all those properties described on the attached Exhibit G and all improvements thereon and appurtenances thereto.

“Mortgaged Properties Security Instruments” means mortgages or deeds of trust, as applicable, necessary to create a first and prior lien in favor of Agent with respect to the Mortgaged Properties, including but not limited to those mortgages and deeds of trust that have been executed and delivered in favor of Agent pursuant to or in connection with the Original Credit Agreement, as they have been or may be amended from time to time, as described in part on the attached Exhibit H.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any funds generated by or arising from Subordinated Indebtedness, cash received by or paid in respect of Borrower or any of the Subsidiaries on account of the incurrence of such Subordinated Indebtedness less all attorneys’ fees and usual and customary underwriting commissions, closing costs, and other reasonable expenses associated with such Subordinated Indebtedness to the extent actually paid; (b) with respect to any funds generated by or arising from the issuance of any common stock, preferred stock, warrant or other Equity Interests, cash received by or paid in respect of Borrower or any of the Subsidiaries on account of such equity issuance, less all attorneys’ fees and usual and customary underwriting commissions, closing costs and other reasonable expenses associated with such equity issuance, to the extend actually paid; (c) with respect to the sale of assets, cash received by or paid in respect of Borrower or any of its Subsidiaries on account of or in respect to such sale, less all attorneys’ fees, usual and customary sales commissions, closing costs and other reasonable expenses associated with such sale, to the extent actually paid; and (d) with respect to Extraordinary Receipts, cash received by or paid in respect of Borrower or any of its Subsidiaries on account of or in respect of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

“Note” means a promissory note delivered to a Lender as contemplated by Section 2.10(h).

“Obligations” means, without duplication, all any and all obligations, contingent or otherwise, now existing or hereafter arising, of the Borrower and the Subsidiaries to any of the Lenders or the Administrative Agent, or any of their respective Affiliates, or any indemnified party, arising under or in connection with the Loan Documents, whether now existing or hereafter arising, including without limitation unpaid principal of and accrued and unpaid interest on the Loans, all LC Reimbursement Obligations, all Rate Management Obligations as to any of the Lenders under any Swap Agreements, any and all overdrafts, and all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party under any of the Loan Documents.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capital Lease Obligation, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) Operating Leases.

“Operating Lease” of a Person means any lease of property (other than a Capitalized Lease) by such Person as lessee.

“Operating Lease Obligations” means, as of any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under Agreement Accounting Principles if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Borrower and its Subsidiaries.

“Original Credit Agreement” has the meaning assigned to such term in the Recitals above.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens for taxes, assessments or governmental charges or levies on its property if the same either (1) shall not at the time be delinquent, (2) thereafter can be paid without penalty, or (3) are being contested in good faith by appropriate proceedings with adequate reserves having been set aside on the books of the Borrower in accordance with Agreement Accounting Principles;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested by appropriate proceedings with adequate reserves having been set aside on the books of the Borrower in accordance with Agreement Accounting Principles;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, old age pensions, and other social security or retirement benefit laws or regulations;

(d) Liens or other interests of customers or vendors under title retention agreements or similar agreements whereby Borrower or a Subsidiary obtains possession (but not ownership) of materials or goods provided to Borrower or such Subsidiary by or for the account of a customer of Borrower or such Subsidiary for the purpose of fabrication, assembly or manufacturing, provided that such interests attach only to such materials or goods;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America, any State thereof, Canada or any province thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000.00 (provided that such certificates of deposit, banker’s acceptances or time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any commercial bank organized under the laws of Canada or any province thereof shall be Permitted Investments only to the extent that Administrative Agent and its counsel have determined that Administrative Agent has a lien on or security interest in such investments or money market deposit accounts and that all necessary steps have been taken to render Administrative Agent’s lien on or security interest in such investments or money market deposit accounts to be properly perfected and of first priority);

(d) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.00; and

(e) investments in joint ventures between Borrower or its Subsidiaries and other Persons made in the ordinary course of business of Borrower or such Subsidiaries for the purpose of bidding for and undertaking projects, provided that the aggregate investments under this subparagraph (e) shall not exceed at any one time the sum of $1,000,000.00;

provided that in the case of (a), (b) and (c) above, the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Port Lease” means that certain Lease Agreement dated March 1, 2001 by Borrower, as lessee, and The City of Tulsa-Rogers County Port Authority, as lessor, as amended by that certain First Amendment of Lease Agreement dated June 1, 2002, for Borrower to lease a portion of the Tulsa Port of Catoosa that The City of Tulsa-Rogers County Port Authority operates in part under a Master Lease Agreement with the City of Tulsa, Oklahoma, a municipal corporation.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quarterly Payment Date” shall mean the 1st day of each March, June, September, and December.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower under a Swap Agreement.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rentals” of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, unused Revolving Loan Commitments and Term Loan Balances representing at least sixty-six and two-thirds percent (66 2/3%) of the sum of (i) the total Revolving Credit Exposures and unused Revolving Loan Commitments at such time and (ii) the total outstanding Term Loan Balances at such time.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Revolving Loan Commitments representing at least sixty-six and two-thirds percent (66 2/3%) of the sum of the total Revolving Credit Exposures and unused Revolving Loan Commitments at such time.

“Required Term Lenders” means, at any time, Lenders representing at least sixty-six and two-thirds percent (66 2/3%) of the Term Loan Balances.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.04(a).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Credit Termination Date” means December 20, 2008, or any earlier date on which the Revolving Loan Commitments are reduced to zero or all Revolving Loan Commitments are otherwise terminated pursuant to the terms hereof, and if any such day is not a Business Day, then the next Business Day.

“Revolving Lenders” means the Persons listed on Schedule 2.01 as Revolving Lenders and any other Person that shall have become a party hereto as a Revolving Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a) of this Agreement and also any Revolving Loan existing on the Closing Date.

“Revolving Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Facility LCs and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) increased from time to time pursuant to Section 2.04, (b) reduced from time to time pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Loan Commitment, as applicable.

“S&P” means Standard & Poor’s.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Security Agreement” means each Existing Security Agreement and any other security agreement in a form acceptable to the Administrative Agent that is executed by Borrower or any Guarantor after the Closing Date pursuant to or in connection with the Original Credit Agreement or this Agreement, or any such security agreement, as each of them has been or may be amended from time to time.

“Senior Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio determined as follows: (i) Consolidated Funded Indebtedness minus XYZ Subordinated Indebtedness to (ii) Consolidated EBITDA for the four fiscal quarters ending as of the last day of such fiscal quarter; provided that for the purposes of calculating the Senior Leverage Ratio as of the fiscal quarter ending February 28, 2006, the components dealing with the most-recently ended four (4) fiscal quarters shall instead utilize annualized results for the three (3) fiscal quarters ending on such date.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders, including but not limited to the XYZ Subordinated Indebtedness.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guaranty” means each Existing Guarantee and any other Guarantee in a form acceptable to the Administrative Agent that is executed by any Guarantor or other Person after the Closing Date pursuant to or in connection with the Original Credit Agreement or this Agreement, or any agreement amending any such Guarantee, as each of them has been or may be amended from time to time.

“Substantial Portion” means, with respect to the property of the Borrower and its Subsidiaries, property which represents more than five percent (5%) of the consolidated assets of the Borrower and its Subsidiaries or property which is responsible for more than ten percent (10%) of the consolidated net income of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Revolving Loan Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Lenders” means the Persons listed on Schedule 2.01 as Term Lenders and any other Person that shall have become a party hereto as a Term Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Term Loan” means that Term Loan by the Term Lender to Borrower existing as of the Closing Date, which shall continue in existence as provided in this Agreement.

“Term Loan Balance” means, with respect to any Term Lender at any time, the outstanding principal amount of such Term Lender’s Term Loan at such time.

“Term Maturity Date” shall mean December 20, 2010, or any earlier date on which the outstanding principal amount of the Term Loan and all accrued and unpaid interest thereon shall become due and payable, whether as a result of the occurrence of the stated maturity date or the acceleration of maturity pursuant to the terms of any of the Loan Documents, and if any such day is not a Business Day, then the next Business Day.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof, the issuance of Facility LCs hereunder and the granting and perfection of Liens to secure repayment of the Obligations.

“TTM EBITDA Amount” means (i) until delivery to the Administrative Agent of the financial statements required by Section 5.01(d) for the period ending November 30, 2005, $20,000,000.00, (ii) after delivery to the Administrative Agent of the financial statements required by Section 5.01(d) for the period ending November 30, 2005, eighty percent (80%) of an amount equal to Consolidated Raw EBITDA for the fiscal year to date as reflected in such statements times two (2), (iii) after delivery to the Administrative Agent of the financial statements required by Section 5.01(d) for the period ending December 31, 2005, eighty percent (80%) of an amount equal to Consolidated Raw EBITDA for the fiscal year to date as reflected in such statements divided by seven and multiplied by twelve, (iv) after delivery to the Administrative Agent of the financial statements required by Section 5.01(d) for the period ending January 31, 2006, ninety percent (90%) of an amount equal to Consolidated Raw EBITDA for the fiscal year to date as reflected in such statements divided by eight and multiplied by twelve, (v) after delivery to the Administrative Agent of the financial statements required by Section 5.01(d) for the period ending February 28, 2006, an amount equal to Consolidated Raw EBITDA for the fiscal year to date as reflected in such statements divided by nine and multiplied by twelve, (vi) after delivery to the Administrative Agent of the financial statements required by Section 5.01(d) for the period ending March 31, 2006, an amount equal to Consolidated Raw EBITDA for the fiscal year to date as reflected in such statements divided by ten and multiplied by twelve, (vii) after delivery to the Administrative Agent of the financial statements required by Section 5.01(d) for the period ending April 30, 2006, an amount equal to Consolidated Raw EBITDA for the fiscal year to date as reflected in such statements divided by eleven and multiplied by twelve, (vii) after delivery to the Administrative Agent of the financial statements required by Section 5.01(d) for the period ending May 31, 2006 and all periods thereafter, an amount equal to Consolidated Raw EBITDA as reflected in such statements for the immediately preceding twelve months. Notwithstanding the foregoing, changes in the applicable TTM EBITDA Amount shall be effective one (1) Business Day after the date that such financial statements are due under Section 5.01(d).

“TTM EBITDA Threshold” means, at any time, an amount equal to the greater of (i) zero and (ii) (A) 2.5 times the TTM EBITDA Amount then in effect minus (B) the outstanding principal balance of the Term Loan at such time.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unused Revolving Credit Facility Fee” has the meaning assigned to such term in Section 2.12.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“XYZ Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of April 22, 2005 among the Borrower and the investors identified on the signature pages thereto.

“XYZ Subordinated Indebtedness” has the same meaning as “Subordinated Obligations” in the XYZ Subordination Agreement.

“XYZ Subordinated Loan Documents” means the XYZ Securities Purchase Agreement, the XYZ Subordinated Notes, the Registration Rights Agreement (as defined in the XYZ Securities Purchase Agreement), and any other documents or agreements executed in connection with the transactions contemplated under the XYZ Securities Purchase Agreement.

“XYZ Subordinated Loans” means the loans made to the Borrower pursuant to the XYZ Subordinated Loan Documents, which loans are subordinated to the Obligations in accordance with the terms of the XYZ Subordination Agreement.

“XYZ Subordinated Notes” means those certain promissory notes issued by Borrower in connection with and in order to evidence in part Borrower’s obligation to repay the XYZ Subordinated Loans.

“XYZ Subordination Agreement” means that certain Subordination Agreement dated as of April 22, 2005 between the Subordinated Creditors party thereto, the Administrative Agent, the Borrower and the other various obligors listed on the signature pages of such agreement, as further amended, supplemented, restated or otherwise modified from time to time.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties and all assets and properties of a mixed tangible and intangible nature, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Loans and Revolving Loan Commitments.

(a) Revolving Credit Facility. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Loan Commitment; provided that, after giving effect to any Revolving Loan, (i) such Revolving Lender’s Revolving Credit Exposure shall not exceed such Revolving Lender’s Revolving Loan Commitment and (ii) the sum of the total Revolving Credit Exposures shall not exceed the least of (A) the Aggregate Revolving Loan Commitments, (B) the Borrowing Base and (C) as long as any Obligations under the Term Loan remain unpaid, the TTM EBITDA Threshold. Within the foregoing limits and subject to the terms and conditions set forth in this Agreement, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) Term Loan. As of the Closing Date, the sum of $65,818.77 of the Term Loan shall be repaid with proceeds of a Revolving Borrowing in the same amount, with such Revolving Borrowing deemed to consist of Revolving Loans made by the Revolving Lenders on the Closing Date ratably in accordance with their respective Applicable Revolving Loan Percentages. After giving effect to the restructure of the portion of the Term Loan as described in the immediately preceding sentence, the Term Lender has made its Term Loan to Borrower in the amount set forth on Schedule 2.01(b) as of the Closing Date. Amounts paid or prepaid on the Term Loan may not be reborrowed. No commitment remains outstanding or shall exist hereunder on the part of any Lender to advance any funds to Borrower under or on account of the Term Loan.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their Applicable Revolving Loan Percentages. The failure of any Revolving Lender to make any Revolving Loan required to be made by it shall not relieve any other Revolving Lender of its obligations hereunder; provided that the Revolving Loan Commitments of the Revolving Lenders are several and no Revolving Lender shall be responsible for any other Revolving Lender’s failure to make Revolving Loans as required.

(b) Subject to Section 2.14, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith and (ii) the Term Loan shall initially be considered as an ABR Borrowing and Eurodollar Borrowing as provided in Section 2.08(b). Each Swingline Loan shall be an ABR Loan. Each Revolving Lender at its option may make any Eurodollar Revolving Loan by causing any domestic or foreign branch or Affiliate of such Revolving Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $50,000.00 and not less than $500,000.00. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000.00 and not less than $100,000.00; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Loan Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount not less than $100,000.00. Borrowings of more than one Type and Class may be outstanding at the same time.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, either (i) any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Termination Date or (ii) any Eurodollar Borrowing portion of the Term Loan if the Interest Period requested with respect thereto would end after the Term Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Revolving Lender of the details thereof and of the amount of such Revolving Lender’s Revolving Loan to be made as part of the requested Borrowing.

SECTION 2.04. Increase in Aggregate Revolving Loan Commitments.

(a) Request for Increase. The Borrower may, at any time and from time to time, request, by notice to the Administrative Agent, the Administrative Agent’s approval of an increase of the Aggregate Revolving Loan Commitments (a “Revolving Commitment Increase”) within the limitations hereafter described, which request shall set forth the amount of each such requested Revolving Commitment Increase. Administrative Agent shall notify all Revolving Lenders of any such request and provide them the first right to participate in the same proportions that their respective Applicable Revolving Loan Percentages bear to those of all Revolving Lenders who elect to participate therein. Within twenty (20) days of such request, the Administrative Agent shall advise the Borrower of its approval or disapproval of such request; failure to so advise the Borrower shall constitute disapproval. If the Administrative Agent approves any such Revolving Commitment Increase, then the Aggregate Revolving Commitment may be so increased (up to the amount of such approved Revolving Commitment Increase) by having one or more of the Revolving Lenders increase the amount of their then existing Revolving Loan Commitments and, if existing Revolving Lenders do not choose to participate to the extent necessary for the applicable Revolving Commitment Increase to be provided entirely by existing Revolving Lenders, by having one or more new Revolving Lenders become Lenders party to this Agreement. Any Revolving Commitment Increase shall be subject to the following limitations and conditions: (i) any Revolving Commitment Increase shall not be less than $5,000,000.00 (and shall be in integral multiples of $5,000,000.00 if in excess thereof); (ii) no Revolving Commitment Increase shall increase the Aggregate Revolving Loan Commitments to an amount in excess of the lesser of (a) $40,000,000.00 plus the amounts by which the principal balance of the Term Loan has been decreased in the aggregate after the Closing Date and (b) $55,000,000.00; (iii) the provisions of Section 9.04(b) shall apply in respect of any Increasing Lender that is not a Revolving Lender prior to the Revolving Commitment Increase, as if such Increasing Lender were an assignee of a Revolving Loan Commitment, (iv) the Borrower shall have executed and delivered to the Administrative Agent such Note or Notes as the applicable Increasing Lender shall request to reflect such Revolving Commitment Increase (or, in the case of a new Revolving Lender, such Revolving Lender’s Revolving Commitment); (v) the Borrower shall have delivered to the Administrative Agent opinions of counsel (substantially similar to the forms of opinions provided for in Section 4.01 modified to apply to the Revolving Commitment Increase and each Note executed and delivered in connection therewith); (vi) the Guarantors shall have consented in writing to the Revolving Commitment Increase and shall have agreed in writing that their Subsidiary Guaranties continue in full force and effect; and (vii) the Borrower, Subsidiaries and each Lender shall have executed and delivered such other instruments and documents as the Administrative Agent shall have reasonably requested in connection with such Revolving Commitment Increase. The form and substance of the documents required under clauses (iv) through (vii) above shall be fully acceptable to the Administrative Agent. The Administrative Agent shall provide written notice to all of the Lenders hereunder of any Revolving Commitment Increase.

(b) Revolving Loans by Increasing Lenders. Upon the effective date of any increase in the Aggregate Revolving Loan Commitments pursuant to the provisions hereof, which effective date shall be mutually agreed upon by the Borrower, each Increasing Lender and the Administrative Agent, each Increasing Lender shall make a payment to the Administrative Agent in an amount sufficient, upon the application of such payments by all Increasing Lenders to the reduction of the outstanding Revolving Loans held by the Revolving Lenders, to cause the principal amount outstanding under the Revolving Loans made by each Revolving Lender (including, as applicable, any Increasing Lender) to be in the amount of its Applicable Revolving Loan Percentage (upon the effective date of such increase). The Borrower hereby irrevocably authorizes each Increasing Lender to fund to the Administrative Agent the payment required to be made pursuant to the immediately preceding sentence for application to the reduction of the outstanding Revolving Loans held by the other Revolving Lenders hereunder. If, as a result of the repayment of the Revolving Loans provided for in this Section 2.04(b), any payment of a Eurodollar Revolving Borrowing occurs on a day which is not the last day of the applicable Interest Period, the Borrower will pay to the Administrative Agent for the benefit of any of the Revolving Lenders holding a Eurodollar Revolving Borrowing any loss or cost incurred by such Revolving Lender resulting therefrom in accordance with Section 2.16. Upon the effective date of such increase in the Aggregate Revolving Loan Commitments, all Revolving Loans outstanding hereunder (including any Revolving Loans made by the Increasing Lenders on such date) shall be ABR Loans, subject to the Borrower’s right to convert the same to Eurodollar Loans on or after such date in accordance with the provisions of Section 2.08.

(c) Increasing Lenders’ Participation in Facility LCs. Upon the effective date of any increase in the Aggregate Revolving Loan Commitments and the making of the Revolving Loans by the Increasing Lenders in accordance with the provisions of Section 2.04(b), each Increasing Lender shall also be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, from the Revolving Lenders party to this Agreement immediately prior to the effective date of such increase, an undivided interest and participation in any Facility LCs then outstanding, ratably, such that each Revolving Lender (including each Increasing Lender) holds a participation interest in each such Facility LC in proportion equal to its Applicable Revolving Loan Percentage upon the effective date of such increase in the Aggregate Revolving Loan Commitments.

(d) No Obligation to Increase Revolving Loan Commitment. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment or agreement on the part of the Borrower or the Administrative Agent to give or grant any Revolving Lender the right to increase its Revolving Loan Commitment hereunder at any time or a commitment or agreement on the part of any Revolving Lender to increase its Revolving Loan Commitment hereunder at any time, and no Revolving Loan Commitment of a Revolving Lender shall be increased without its prior written approval, which it may grant or deny in its sole discretion.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding not to exceed $5,000,000.00; provided that, after giving effect to any Swingline Loan, the sum of the total Revolving Credit Exposures shall not exceed the least of (i) the Aggregate Revolving Loan Commitments, (ii) the Borrowing Base and (iii) as long as any Obligations under the Term Loan remain unpaid, the TTM EBITDA Threshold; provided further that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., Tulsa, Oklahoma time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Revolving Loan Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Revolving Loan Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Loan Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Facility LCs for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Facility LC, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Facility LC (or the amendment, renewal or extension of an outstanding Facility LC), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Facility LC, or identifying the Facility LC to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Facility LC is to expire (which shall comply with paragraph (c) of this Section), the amount of such Facility LC, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Facility LC. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Facility LC. A Facility LC shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Facility LC the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the sum of the total Revolving Credit Exposures shall not exceed the least of (i) the Aggregate Revolving Loan Commitments, (ii) the Borrowing Base, and (iii) so long as any obligations under the Term Loan remain unpaid, the TTM EBITDA Amount.

(c) Expiration Date. Each Facility LC shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Facility LC (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Termination Date.

(d) Participations. By the issuance of a Facility LC (or an amendment to a Facility LC increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Facility LC equal to such Revolving Lender’s Applicable Revolving Loan Percentage of the aggregate amount available to be drawn under such Facility LC. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Revolving Loan Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Facility LCs is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Facility LC or the occurrence and continuance of a Default or reduction or termination of the Revolving Loan Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Facility LC, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $500,000.00, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Revolving Loan Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Loan Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Facility LC or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Facility LC proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Facility LC against presentation of a draft or other document that does not comply with the terms of such Facility LC, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Facility LC or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Facility LC (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Facility LC comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Facility LC, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Facility LC.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Facility LC. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Facility LCs to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Facility LCs issued by it prior to such replacement, but shall not be required to issue additional Facility LCs.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 66-2/3% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement, and Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the Issuing Bank, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be so deposited, to secure the prompt and complete payment and performance of the Obligations. The Administrative

Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 66 2/3% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

SECTION 2.07. Funding of Borrowings. (a) Each Revolving Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Revolving Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Tulsa, Oklahoma and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the proposed date of any Borrowing that such Revolving Lender will not make available to the Administrative Agent such Revolving Lender’s share of such Borrowing, the Administrative Agent may assume that such Revolving Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Revolving Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Revolving Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Revolving Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Revolving Lender pays such amount to the Administrative Agent, then such amount shall constitute such Revolving Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the

Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) The Term Loan shall initially be comprised of (i) an ABR Borrowing in the amount of $ 710,000.00 and (ii) the remainder a Eurodollar Borrowing with an initial Interest Period of one (1) month. Thereafter, the Borrower may elect to convert such Eurodollar Borrowing to a different Type or to continue such Borrowing as a Eurodollar Borrowing and, in the case of any Borrowing that is a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.

(c) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(d) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions of a Borrowing, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(e) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion, if any, of each Borrowing affected by such Interest Election Request.

(f) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, then (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Revolving Loan Commitments. (a) Unless previously terminated, the Revolving Loan Commitments shall terminate on the Revolving Credit Termination Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Loan Commitments; provided that (i) each reduction of the Revolving Loan Commitments shall be in an amount that is an integral multiple of $5,000,000.00 and not less than $5,000,000.00 and (ii) the Borrower shall not terminate or reduce the Revolving Loan Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the aggregate Revolving Credit Exposures would exceed the Aggregate Revolving Loan Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Loan Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Loan Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Loan Commitments shall be permanent. Each reduction of the Revolving Loan Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Loan Commitments.

SECTION 2.10. Repayment of Loans; Borrowing Base; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Termination Date; (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding; and (iii) to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of the Term Loan on the Term Maturity Date.

(b) Intentionally Omitted.

(c) If at any time the total of all Revolving Credit Exposures exceeds the least of (i) the Borrowing Base, (ii) the Aggregate Revolving Loan Commitments, and (iii) as long as any Obligations under the Term Loan remain unpaid, the TTM EBITDA Threshold, the Borrower shall immediately repay Revolving Loans in an aggregate principal amount sufficient to eliminate any such excess. If the Revolving Loans have been paid in full, such repayment shall be applied to cash collateralize the Letters of Credit, or, if the Letters of Credit have been cash collateralized, such repayment shall be applied to the Term Loan.

(d) The Term Loan shall be repaid in consecutive quarterly payments of principal, each in the aggregate amount of $500,000.00, payable on the last day of each calendar quarter commencing June 30, 2006 and continuing thereafter to and including the Term Maturity Date. In addition to such scheduled principal installment payments, Borrower may make voluntary prepayments as and to the extent provided in Section 2.11(a) and shall make mandatory prepayments as provided in Section 2.11(c) (as applicable).

(e) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(f) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(g) The entries made in the accounts maintained pursuant to paragraph (e) or (f) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(h) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Agent shall prepare and Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) and, if a prepayment of the Term Loan, subject to the provisions of paragraph (d).

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Loan Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with

Section 2.09. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(c) (i) Notwithstanding the foregoing provisions of this Section 2.11, and subject to clause (ii) below, within two (2) Business Days after receipt thereof, Borrower shall make a mandatory prepayment in an amount equal to 100% of the Net Cash Proceeds from (1) the sale of any property other than (A) sales of inventory in the ordinary course of business and (B) sales of obsolete or unneeded equipment in the ordinary course of business in an aggregate less than $2,000,000.00 in any calendar year, (2) the sale or issuance of any Equity Interests to any Person other than Borrower or its Subsidiaries (other than pursuant to the exercise of stock options issued to employees of Borrower and conversions pursuant to the XYZ Subordinated Loan Documents), (3) the collection of any Large Disputed Accounts, and (4) Extraordinary Receipts to the extent Net Cash Proceeds of Extraordinary Receipts exceed $2,000,000.00 in the aggregate in any calendar year, provided, however, to the extent insurance proceeds constituting Extraordinary Receipts are applied towards the restoration of damaged property in accordance with any Mortgaged Properties Security Instrument, said insurance proceeds shall not be deemed Extraordinary Receipts for purposes of this Section 2.11(c)(i)(4). Nothing contained in clause (i)(1) shall nullify the provisions of Section 6.03(b).

(ii) All prepayments described in clause (i)(1), (i)(2) and (i)(4) shall be applied first to the principal balance of the Term Loan, and after the Term Loan has been paid in full no prepayment shall be required under clause (i)(1), (i)(2) or (i)(4), as the case may be, except to the extent that Section 2.10(c) requires a prepayment at the time of receipt of Net Cash Proceeds after taking into account all conditions and circumstances at such time, including but not limited to the event that generated such Net Cash Proceeds. All prepayments described in clause (i)(3) shall be applied (1) until the Term Loan is paid in full, one half to the Term Loan and the remainder to the Revolving Loans and (2) after the Term Loan has been paid in full, all to the Revolving Loans.

(d) All prepayments of the Term Loan shall be applied to the principal balance thereof in the inverse order of maturity. All prepayments of the Term Loan not required by paragraph (c) that occur on or prior to the date two years after the Closing Date shall be accompanied by (in addition to such prepayment and any other amounts required by this Section and by Section 2.16) a prepayment fee calculated as follows: (i) for any such prepayment that occurs prior to the date one year after the Closing Date, two percent (2.00%) of the amount prepaid and (ii) for any such prepayment thereafter but on or prior to the date two years after the Closing Date, one percent (1.00%) of the amount prepaid.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender an Unused Revolving Credit Facility Fee, which shall accrue at the rate per annum set forth below on the daily amount of the unused Revolving Loan Commitment of such Revolving Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Loan Commitment terminates:

Senior Leverage Ratio	Unused Revolving Credit Facility Fee (bps)
≥ 2.00 to 1.00	50
< 2.00 to 1.00	50
< 1.50 to 1.00	37.5
< 1.00 to 1.00	37.5

The Unused Revolving Credit Facility Fee shall be determined in accordance with the foregoing table based on the Senior Leverage Ratio as reflected in the then most recent financial statements delivered pursuant to Section 5.01(a) or (b). Adjustments, if any, to the Unused Revolving Credit Facility Fee shall be effective on the Margin Adjustment Date. If Borrower fails to deliver the financial statements to the Administrative Agent at the time required pursuant to Section 5.01(a) or (b), then the Unused Revolving Credit Facility Fee shall be adjusted to the highest fee set forth in the foregoing table until five (5) Business Days after such financial statements are so delivered. Accrued Unused Revolving Credit Facility Fees shall be payable in arrears on the first day of March, June, September and December of each year and on the date on which the Revolving Loan Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Unused Revolving Credit Facility Fees accruing after the date on which the Revolving Loan Commitments terminate shall be payable on demand. All Unused Revolving Credit Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Facility LCs, which shall accrue at a rate per annum equal to the Applicable Rate (Eurodollar Spread) on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Revolving Lender’s Revolving Loan Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee at the time of issuance of each Facility LC, which fee shall be paid as separately agreed upon between the Borrower and the Issuing Bank, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Facility LC or processing of drawings thereunder. Participation fees accrued through and including the last day of February, May, August and November of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Loan Commitments terminate and any such fees accruing after the date on which the Revolving Loan Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Revolving Lenders. Fees paid shall not be refundable under any circumstances.

(e) The Borrower shall pay the cost of all audits, inspections, valuations and/or field examinations conducted pursuant to Section 5.06, provided that if no Event of Default shall be continuing, the Borrower shall not be required to pay for (i) any such audit, inspection, valuation and/or field examination conducted prior to the date one (1) year after the Closing Date or (ii) more than two (2) such audits, inspections, valuations and/or field examinations per calendar year.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans upon termination of the Revolving Loan Commitments and in the case of the Term Loan on the Term Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Facility LC or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Facility LC or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Facility LCs held by, such Lender, or the Facility LCs issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate plus the Applicable Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the assigning Lender as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.18. Payments Generally; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Tulsa, Oklahoma time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s address specified pursuant to Section 9.01, or at any other office of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, LC Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and LC Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and LC Reimbursement Obligations then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender under circumstances where such payment of a greater proportion was not required or contemplated specifically by this Agreement, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders either ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans or in such other manner as specifically provided in this Agreement; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative

Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Loan Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including all amounts payable under Sections 2.15 and 2.17), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended May 31, 2005, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended August 31, 2005, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since August 31, 2005, there has been no adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Properties. (a) Each of the Borrower and the Guarantors has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except as set forth on Schedule 3.05.

(b) Each of the Borrower and the Guarantors owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and Guarantors does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except as discussed in the Disclosed Matters, in the ordinary course of its business the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities to which the Borrower or its Subsidiaries may be subject due to Environmental Laws. On the basis of this consideration, except with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability. Except as discussed in the Disclosed Matters, neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements; Default. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a

“holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with Agreement Accounting Principles and as to which no Lien exists or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any Taxes or other governmental charges are adequate.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $ 500,000.00 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $ 500,000.00 the fair market value of the assets of all such underfunded Plans. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $500,000.00 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

SECTION 3.11. Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the extending of Loans or issuance of Facility LCs hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.12. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.13. Subsidiaries. Schedule 3.13 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

SECTION 3.14. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness, including but not limited to any of the Loan Documents.

SECTION 3.15. Subordinated Indebtedness. The Obligations constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.

SECTION 3.16. Post-Retirement Benefits. The present value of the expected cost of post-retirement medical and insurance benefits payable by the Borrower and its Subsidiaries to its employees and former employees, as estimated by the Borrower in accordance with procedures and assumptions deemed reasonable by the Required Lenders, does not exceed $500,000.00.

SECTION 3.17. Insurance. The certificate signed by the President or Chief Financial Officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower with respect to itself and its Subsidiaries and that has been furnished by the Borrower to the Administrative Agent and the Lenders, is complete and accurate. This summary includes the insurer’s or insurers’ name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

SECTION 3.18. Solvency. (i) Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(ii) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.19. Payment and Performance Bonds. Attached hereto as Schedule 3.19 are true and complete copies of all payment and performance bonds to which Borrower or any of the Subsidiaries is a party as of the Closing Date. No such bonds (or any application or related documents) currently evidence any collateral or security of any kind or nature in favor of the surety thereunder other than Facility LCs that have been issued in connection with certain of those bonds.

SECTION 3.20. Commercial Tort Claims. As of the Closing Date, neither the Borrower nor any of the Subsidiaries owns or has any interest in any “commercial tort claim” (as that term is defined 12A Okla. Stat. §1-9-102(a)(13) as of the Closing Date) that has not been specifically described in a Security Agreement as part of the collateral thereunder.

ARTICLE IV

Conditions

SECTION 4.01. Closing Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Facility LCs hereunder shall not become effective until the date on which each of the following conditions is satisfied to the satisfaction of each Lender (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received copies of the articles or certificate of incorporation or organization of each Credit Party, together with all amendments, certified by the appropriate governmental officer in its jurisdiction of incorporation as of a date acceptable to the Lenders, and any other information required by Section 326 of the USA Patriot Act or necessary for the Administrative Agent or any Lender to verify the identity of the Credit Parties as required by Section 326 of the USA Patriot Act.

(c) The Administrative Agent shall have received a certificate of good standing for each of Borrower and each Guarantor, certified by the applicable government officer in its jurisdiction of incorporation or organization as of a date acceptable to the Lenders.

(d) The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary of each Credit Party, (i) of its by-laws, operating agreement or other internal governance documents, together with all amendments thereto, (ii) of the resolutions or actions of its Board of Directors or other governing body authorizing the execution of the Loan Documents to which such Credit Party is a party and (iii) of incumbency which identifies by name and title and bears the signatures of the Authorized Officers of each Credit Party authorized to sign the Loan

Documents to which it is a party and, in the case of Borrower, the Authorized Officers of Borrower authorized to submit Borrowing Requests, upon which certificate the Administrative Agent shall be entitled to rely until informed of any change in writing by an Authorized Officer.

(e) The Administrative Agent shall have received a certificate, signed by the chief financial officer of Borrower, stating that, as of the Closing Date (A) no Default or Event of Default has occurred and is continuing, (B) the representations and warranties contained in Article III of this Agreement are true and correct, and (C) there has been no material change in the business, assets, operations, prospects or condition of Borrower and its Subsidiaries, taken as a whole since August 31, 2005.

(f) The Administrative Agent shall have received a Borrowing Request with respect to any Revolving Loans to be made on the Closing Date.

(g) The Administrative Agent shall have received Notes payable to the order of the appropriate Lenders.

(h) The Administrative Agent shall have received all Collateral Documents that may be required by the Administrative Agent.

(i) The Administrative Agent shall have received ratification agreements in form acceptable to the Administrative Agent by Borrower and all Guarantors of all Collateral Documents currently in existence.

(j) The Administrative Agent shall have received amendments to any of the Collateral Documents that may be required by the Administrative Agent.

(k) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Hall Estill, counsel for the Borrower, substantially in the form of Exhibit B, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(l) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of any of the Credit Parties, the authorization of the Transactions and any other legal matters relating to the Borrower, the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(m) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraph (a) of Section 4.02.

(n) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including but not limited to (i) to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, (ii) all fees previously agreed to be paid to the Administrative Agent, to any of the Lenders and to J.P. Morgan Securities Inc. as Sole Bookrunner and Sole Lead Arranger prior to or on the Closing Date and (iii) all fees due and payable to the lenders under the Original Credit Agreement.

(o) The Administrative Agent shall have received such other documents and instruments as it or its counsel may have requested.

(p) The Administrative Agent shall have received payment of all accrued and unpaid interest on the loans outstanding under the Original Credit Agreement up to the Closing Date, including but not limited to all interest attributable to or constituting the “Additional Accrued Margin” as provided in the Original Credit Agreement.

(q) All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans or the conduct of the Borrower’s business shall have been obtained and shall be in full force and effect.

(r) The Administrative Agent shall have received a copy of the financial statements of the Borrower for the most recently ended fiscal year and the Borrower’s fiscal quarter ended August 31, 2005, certified as of the Closing Date as true and correct by an Authorized Officer of the Borrower.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date. Notwithstanding the foregoing, the obligations of the Revolving Lenders to make Revolving Loans and of the Issuing Bank to issue Facility LCs hereunder shall not become effective unless each of the foregoing conditions is satisfied at or prior to 3:00 p.m., Oklahoma time, on December 22, 2005 (and, in the event such conditions are not so satisfied or waived, the Revolving Loan Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Revolving Lender to make a Revolving Loan on the occasion of any Revolving Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Facility LC, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Revolving Borrowing or the date of issuance, amendment, renewal or extension of such Facility LC, as applicable.

(b) At the time of and immediately after giving effect to such Revolving Borrowing or the issuance, amendment, renewal or extension of such Facility LC, as applicable, no Default shall have occurred and be continuing.

Each Revolving Borrowing and each issuance, amendment, renewal or extension of a Facility LC shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Revolving Loan Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Facility LCs shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) Within ninety (90) days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Borrower’s independent certified public accountants) audit report (or its 10-K) certified by independent certified public accountants acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (a) any management letter prepared by said accountants, and (b) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Event of Default, or if, in the opinion of such accountants, any Default or Event of Default shall exist, stating the nature and status thereof.

(b) Within forty-five (45) days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets (or its 10-Q) as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(c) Together with the financial statements required under Sections 5.01(a) and (b), and within forty-five (45) days of the end of each calendar month, a Compliance Certificate in substantially the form of Exhibit C signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement (including without limitation all the calculations specified in Exhibit C) and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

(d) Within thirty (30) days after the end of each calendar month, and in each case certified by Borrower’s chief financial officer: (i) unaudited balance sheets as of the end of each such month for Borrower and its Subsidiaries on a consolidated basis, (ii) profit and loss statements for Borrower and its Subsidiaries on a consolidated basis, for the period (A) from the beginning of the fiscal year to the end of such month and (B) for the twelve (12) calendar months ending with such month and (iii) a certification from the chief financial officer of Borrower in form acceptable to the Administrative Agent showing Borrower’s detailed computation of (A) Consolidated Raw EBITDA and Consolidated EBITDA for such calendar month and for the portion of the fiscal year then ended, (B) starting with the calendar month ending May 31, 2006 and continuing thereafter, Consolidated Raw EBITDA and Consolidated EBITDA for the twelve calendar months then ended, and (C) until the Term Loan is paid in full, the TTM EBITDA Amount and the TTM EBITDA Threshold as of the end of such calendar month.

(e) If applicable, within 270 days after the close of each Plan year, a statement of the Unfunded Liabilities of each Plan, certified as correct by an actuary enrolled under ERISA.

(f) As soon as possible and in any event within ten (10) days after the Borrower knows that any ERISA Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said ERISA Event and the action which the Borrower proposes to take with respect thereto.

(g) As soon as possible and in any event within ten (10) days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(h) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished, if not previously delivered to the Administrative Agent.

(i) Promptly upon the filing thereof, copies of all annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, if not previously delivered to the Administrative Agent.

(j) On each yearly anniversary of the Closing Date, a certificate of good standing for the Borrower and each other Credit Party from the appropriate governmental officer in its jurisdiction of incorporation or organization.

(k) Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

(l) Within thirty (30) days after the end of each calendar month and on or before the tenth (10th) day following any year-end audit adjustment which affects the calculation of Consolidated EBITDA for the preceding fiscal year (in each case, or the next Business Day if such day is not a Business Day): (A) a completed Borrowing Base Certificate, prepared as of the end of the immediately preceding calendar month and certified by the chief financial officer of Borrower, and (B) a certification from the chief financial officer of Borrower in form acceptable to the Administrative Agent containing comments regarding any Accounts in arrears of $1,000,000.00 and more that are ninety (90) days or more past due as of the end of such calendar month (or as applicable the end of the calendar month immediately preceding such audit adjustment).

(m) Within thirty (30) days after the end of each calendar month, accounts receivable aging reports in form and content satisfactory to the Administrative Agent.

(n) Within forty-five (45) days after the end of each fiscal quarter of the Borrower, work in process report summaries and backlog reports, in form and content satisfactory to the Administrative Agent.

(o) Promptly upon receipt thereof, written notice of any change order(s) or other action(s) as to any Account resulting in a reduction in excess of $500,000.00.

(p) Within thirty (30) days after the end of each calendar month, a bonding report as of a date no earlier than the last day of the previous calendar month showing, as to all bonds to which the Borrower or any Subsidiary is a party, the following: (i) the identity of the principal, the identity of the obligee, a description of the applicable project, the type of bond, the amount of the bond, the premium paid for the bond, and the effective date and expiration date of the bond, and (ii) such other information regarding such bonds as reasonably requested by the Administrative Agent or any Lender. Within fifteen (15) days of any request therefor by the Administrative Agent, the Borrower shall provide a copy of any bonds to which the Borrower or any Subsidiary is a party.

(q) (i) Promptly after delivery thereof, copies of all notices sent to Borrower or any holder of the XYZ Subordinated Indebtedness regarding any default under the terms of the XYZ Subordinated Loan Documents, (ii) promptly after receipt thereof, copies of all notices sent by any party to the XYZ Subordinated Loan Documents regarding any default under the terms of the XYZ Subordinated Loan Documents, and (iii) promptly after execution thereof, copies of all amendments, modifications, supplements, written waivers or other instruments modifying the XYZ Subordinated Loan Documents, provided that all such amendments, modifications, supplements, written waivers or other instruments shall remain subject to the consent of the Lenders to the extent provided in this Credit Agreement.

(r) Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(s) Within thirty (30) days after the end of Borrower’s fiscal year, financial projections for Borrower and each Subsidiary, and for Borrower and the Subsidiaries on a consolidated basis, for the next fiscal year.

(t) Promptly following any change in the Borrower’s outside auditor, the identity of the new outside auditor and an explanation therefor.

(u) Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $ 100,000.00; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with Agreement Accounting Principles and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and Borrower will furnish to any Lender upon request full information as to all insurance carried.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to audit, visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Borrower will, and will cause each of its Subsidiaries to, maintain at all times books and records pertaining to the Collateral in such detail, form and scope as Agent or any Lender shall reasonably require.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Facility LCs. The proceeds of the Loans will be used only for the purposes set forth in this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Facility LCs will be issued only for purposes consistent with past practices.

SECTION 5.09 Additional Guarantors. Borrower shall notify Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within thirty (30) days), cause such Person to (a) become a Guarantor by executing and delivering the Administrative Agent a counterpart of the Existing Guarantee or such other document as the Administrative Agent shall deem appropriate for such purpose, and (b) deliver to the Administrative Agent documents of the types referred to in Sections 4.01(b), (c) and (d), and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

SECTION 5.10 Collateral Records. Borrower agrees to execute and deliver promptly, and to cause each other Credit Party to execute and deliver promptly, to the Administrative Agent, from time to time, solely for the Administrative Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as the Administrative Agent may reasonably require designating, identifying or describing the Collateral. The failure by Borrower or any other Credit Party, however, to promptly give the Administrative Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

SECTION 5.11 Security Interests. Borrower shall, and shall cause each other Credit Party to, defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein. Borrower shall, and shall cause each other Credit Party to, comply with the requirements of all state and federal laws in order to grant to the Administrative Agent valid and perfected first priority security interests in the Collateral, with perfection, in the case of any investment property or deposit account, being effected by giving the Administrative Agent control of such investment property or deposit account, rather than by the filing of a UCC financing statement with respect to such investment property. The Administrative Agent is hereby authorized by Borrower to file any UCC financing statements covering the Collateral. Borrower shall, and shall cause each other Credit Party to, do whatever the Administrative Agent may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with the Administrative Agent’s representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgagees; and, paying claims which might, if unpaid, become a Lien on any of the Collateral.

ARTICLE VI

Negative Covenants

Until the Revolving Loan Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Facility LCs have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness to the Lenders created under or contemplated by this Agreement;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

(d) Capital Lease Obligations not to exceed $12,500,000.00 outstanding at any given time;

(e) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets other than Capital Lease Obligations, and including any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $500,000.00 at any time outstanding; and

(f) other Indebtedness incurred for general operating purposes or otherwise in the ordinary course of business in an aggregate principal amount not exceeding $1,000,000.00 at any time outstanding.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) Any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed ninety percent (90%) of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(d) Liens relating to Capital Lease Obligations permitted by clause (d) of Section 6.01; and

(e) Liens in favor of the Administrative Agent, for the benefit of the Lenders, granted pursuant to any Collateral Document.

SECTION 6.03. Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, and (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary; provided that prior to the effectiveness of any of those transactions described in (a) (i) (ii) and (iii), Borrower shall provide to the Administrative Agent all documents, agreements and instruments that Administrative Agent shall request relating to the Liens against property of any Subsidiary and the perfection thereof.

(b) The Borrower will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets except (i) sales of inventory and obsolete or unneeded equipment in the ordinary course of business and (ii) sales, transfers, leases or other dispositions of assets that, together with all other assets of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory and obsolete or unneeded equipment in the ordinary course of business) as permitted by this Section 6.03(b) during the twelve-month period ending with the month in which any such transfer, lease, sale or other disposition occurs, do not have a fair market value, as reasonably determined by the Board of Directors of the Borrower, in excess of $7,500,000.00.

(c) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(d) The Borrower will not change its fiscal year other than a change, implemented after February 28, 2006, to a fiscal year with a fiscal year end of June 30.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments by the Borrower existing on the date hereof in the capital stock of its Subsidiaries;

(c) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, to the extent made in the ordinary course of business consistent with past practices; and

(d) Guarantees constituting Indebtedness permitted by Section 6.01.

SECTION 6.05. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, and (d) after May 31, 2006, the Borrower may declare and pay dividends on its capital stock during any fiscal year up to an amount which, when added to all other dividends paid during such fiscal year, does not exceed fifty percent (50%) of cumulative net income of the Borrower for such fiscal year to such date, provided in all cases (a) through (d), inclusive, above that no Default or Event of Default shall exist before or after giving effect to such Restricted Payment or be created as a result thereof and in the case of clause (d), Availability shall not be less than $10,000,000 before and after giving effect to such Restricted Payment or be created as a result thereof. Notwithstanding the foregoing, in the event the Leverage Ratio (Restricted Payments) is greater than 2.50 during any time prior to payment in full of the Term Loan, or in the event that the Leverage Ratio is greater than 2.50 at any time after payment in full of the Term Loan (in each case, as reflected in the most recent financial statements delivered pursuant to Section 5.01(a) or (b)), then (i) no Subsidiary shall declare or pay dividends except dividends in its own capital stock and distributions to the Borrower, (ii) neither the Borrower nor any Subsidiary shall redeem, repurchase or otherwise acquire or retire any of its capital stock, including treasury stock (other than the issuance of treasury stock upon the exercise of employee, officer or director stock options), and (iii) the Borrower shall not be permitted to declare or pay any dividend; provided that if the Borrower fails to deliver the financial statements to the Administrative Agent at the time required pursuant to Section 5.01, then it shall be assumed that the Leverage Ratio (Restricted

Payments) or the Leverage Ratio, as the case may be, as of the end of the applicable fiscal quarter was greater than 2.50 until five (5) Business Days after such financial statements are delivered.

SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions either not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or upon fair and reasonable terms consistent with past practices by the Borrower or such Subsidiary (provided that transfers that occur solely for tax-related purposes from Borrower to Subsidiary or from Subsidiary to Subsidiary shall be permitted), and (b) any Restricted Payment permitted by Section 6.06.

SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other Distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts entered into in the ordinary course of business restricting the assignment thereof.

SECTION 6.09 Subordinated Indebtedness. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness (other than through a conversion of the XYZ Subordinated Notes as provided in the XYZ Subordinated Loan Documents and actions related to such conversion that are in compliance with the XYZ Subordination Agreement and that are not otherwise prohibited by any provisions of this Agreement); provided, however, that in the event of any conflict between the provisions of this Agreement and the XYZ Subordination Agreement, the XYZ Subordination Agreement shall control.

SECTION 6.10 Capital Expenditures. The Borrower will not, nor will it permit any Subsidiary to, expend, or be committed to expend, in excess of $12,500,000.00 for Capital Expenditures during any one fiscal year in the aggregate for the Borrower and its Subsidiaries.

SECTION 6.11 Amendments to Agreements. The Borrower will not, and will not permit any Subsidiary to, amend or terminate any agreement or contract which could cause a Material Adverse Effect.

SECTION 6.12 Operating Leases. The Borrower will not, nor will it permit any Subsidiary to, enter into or remain liable upon Operating Leases such that either (i) Borrower and all its Subsidiaries have Operating Lease Obligations of more than $12,500,000.00 in the aggregate at any one time or (ii) the aggregate obligations of Borrower and all its Subsidiaries for Rentals exceed $3,500,000.00 during any one fiscal year.

SECTION 6.13 Sale of Accounts. The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse.

SECTION 6.14 Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. The Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist any (i) Sale and Leaseback Transaction (other than the sale and leaseback of the Borrower’s facility at 10701 E. Ute Street, Tulsa, Oklahoma under terms acceptable to the Administrative Agent) or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for obligations under Swap Agreements permitted in this Agreement.

SECTION 6.15 Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) the LC Reimbursement Obligations, (iii) the Existing Guarantees, (iv) bonds (i.e., bid, payment, performance) in form acceptable to the Administrative Agent and Required Lenders, (v) performance as may be required under contractor licenses, and (vi) the guaranty by Borrower of Subsidiary obligations incurred in the ordinary course of business (e.g., accounts payable and payroll).

SECTION 6.16 Letters of Credit. The Borrower will not, nor will it permit any Subsidiary to, apply for or become liable upon or in respect of any Letter of Credit other than Facility LCs.

SECTION 6.17 Leverage Ratio. From the Closing Date until the XYZ Subordinated Notes have all been converted to stock as provided in the XYZ Subordinated Loan Documents, the Borrower will not permit its Leverage Ratio, determined as of the end of each of its fiscal quarters, to exceed 4.00 to 1.00.

SECTION 6.18 Senior Leverage Ratio. The Borrower will not permit its Senior Leverage Ratio, determined as of the end of each of its fiscal quarters, to exceed 2.50 to 1.00 starting with the fiscal quarter ending February 28, 2006 through the last fiscal quarter of Borrower’s fiscal year 2006, 2.25 to 1.00 from the first fiscal quarter of Borrower’s fiscal year 2007 through the third quarter of Borrower’s fiscal year 2007, and 2.00 to 1.00 thereafter.

SECTION 6.19 Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, determined as of the end of each of its fiscal quarters starting with the fiscal quarter ending February 28, 2006, to be less than 1.15 to 1.00 for the fiscal quarter ending February 28, 2006 and 1.25 to 1.00 for all fiscal quarters thereafter.

SECTION 6.20 Cash Interest Coverage Ratio; Interest Coverage Ratio. The Borrower will not permit the Cash Interest Coverage Ratio, determined as of the end of each of its fiscal quarters starting with the first fiscal quarter of Borrower’s fiscal year 2007, to be less than 2.50 to 1.00 through and including the end of the third fiscal quarter of Borrower’s fiscal year 2007. The Borrower will not permit the Interest Coverage Ratio, determined as of the end of each of its fiscal quarters starting with the fourth fiscal quarter of Borrower’s fiscal year 2007, to be less than 2.50 to 1.00.

SECTION 6.21 Consolidated Tangible Net Worth. The Borrower will not permit its Consolidated Tangible Net Worth to be less than an amount equal to (i) $20,000,000.00, PLUS (ii) all Net Cash Proceeds of the issuance of any Equity Interests (other than the exercise of stock options by current or former employees, officers or directors) that occurs after the Closing Date, PLUS (iii) seventy-five percent (75%) of all positive quarterly Consolidated Net Income of the Borrower after November 30, 2005.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any LC Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.04, 5.07 or 5.08 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of (x) ten (10) days in the case of Section 5.01 or Section 5.05(b) and (y) thirty (30) days in all other cases, in the case of (x) and (y) after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) and (ii) the Borrower has actual knowledge of such failure;

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a Substantial Portion of the assets of Borrower and its Subsidiaries, and, in any such case, such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a Substantial Portion of the property of Borrower and its Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) (i) one or more judgments or orders shall be rendered against the Borrower, any Subsidiary or any combination thereof that shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, either (1) for the payment of money in an aggregate amount in excess of $1,000,000.00 (or the equivalent thereof in currencies other than U.S. Dollars) in excess of insurance coverage or (2) for nonmonetary relief which could reasonably be expected to have a Material Adverse Effect, or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment or order;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) the Unfunded Liabilities of all Plans shall exceed in the aggregate $500,000.00;

(n) The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group has withdrawal liability (determined as of the date of such notification), exceeds $2,000,000.00 or requires payments exceeding $1,000,000.00 per annum, and such liability has not been fully satisfied within forty-five (45) days of receipt of such notification;

(o) The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $2,000,000.00, and such liability has not been fully satisfied within forty-five (45) days of receipt of such notification;

(p) Nonpayment by the Borrower or any Subsidiary of any obligation under any Swap Agreement when due or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Swap Agreement, whether or not any Lender or Affiliate of any Lender is a party thereto;

(q) The Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment which results in remediation liability in excess of $750,000.00 not covered by insurance or indemnified under the Hake Group Acquisition Documents, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect;

(r) The occurrence of any “default” under any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(s) Any Subsidiary Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any such Subsidiary Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any such Subsidiary Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any such Subsidiary Guaranty to which it is a party, or shall give notice to such effect;

(t) Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as to equipment which has become obsolete or which is otherwise permitted to become released under the terms of any Collateral Document; or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or the Borrower shall fail to comply with any term or provision of any Collateral Document that relates to the perfection of a security interest and such failure is not cured within thirty (30) days after the earlier of (1) Administrative Agent or any Lender provides Borrower notice of such failure or (2) Borrower becomes aware of such failure;

(u) The Borrower or any Subsidiary shall fail to pay when due any Operating Lease Obligation, obligation with respect to a Letter of Credit, obligation under a Sale and Leaseback Transaction or Contingent Obligation, which could reasonably be expected to have a Material Adverse Effect;

(v) The Borrower or any Subsidiary (other than the entities described on Schedule 7(v)) shall discontinue its business or make any material change in the nature of or manner in which it conducts its business, except as permitted under Section 6.03 hereof;

(w) The Borrower or any Subsidiary (other than the entities set forth on Schedule 7(w) shall fail to maintain, or if any action, suit, proceeding or investigation shall be commenced seeking to cancel, terminate, or alter, any permit (i) which is necessary for it to carry on its business now being conducted or as contemplated to be conducted, (ii) which is necessary for it to own and operate its properties, or (iii) which if not obtained would have a Material Adverse Effect;

(x) Borrower defaults under the terms of the Port Lease or receive notification from the City of Tulsa-Rogers County Port Authority that the leasehold interest of Borrower under the Port Lease is being terminated;

(y) Any default shall occur under the XYZ Subordinated Loan Documents (including but not limited to any “Buy-In” as described in the XYZ Subordinated Notes), or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise) prior to its stated maturity;

(z) A Change in Control shall occur except as may arise from the purchase of stock of Borrower pursuant to the XYZ Subordinated Loan Documents;

(aa) During the time from the Closing Date through the third anniversary of the Closing Date, Michael J. Hall shall not be any of (i) chief executive officer of the Borrower, (ii) an active member of the board of directors of Borrower or (iii) a key member of the management team of Borrower; provided, however, that no Event of Default shall arise upon the death of Michael J. Hall or the disability or incapacity of Michael J. Hall such that he cannot fulfill his duties under the positions described in (i), (ii) or (iii) above, as applicable, if a chief executive officer of Borrower reasonably acceptable to the Required Lenders is not already in place or appointed within one hundred twenty (120) days after such death, disability or incapacity, provided that a chief executive officer of the Borrower who has served continuously for at least one (1) year after the Lenders are notified of the appointment of such Person as chief executive officer shall be deemed to be reasonably acceptable to the Required Lenders for the purposes of this section (aa) unless the Administrative Agent provides notice to the Borrower during such period that such Person is not acceptable for the purposes of this section (aa);

(bb) The XYZ Subordination Agreement shall terminate in whole or in part other than in accordance with its terms in the ordinary course or shall become unenforceable in whole or in part; or

(cc) Any default by any of the “Obligors” or by the “Subordinated Creditor” under the XYZ Subordination Agreement,

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may (and at the request of the Majority Lenders shall), by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Loan Commitments, and thereupon the Revolving Loan Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Revolving Loan Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

SECTION 8.01 Appointment. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

SECTION 8.02 Administrative Agent and Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03 Collateral; Required Lenders. (a) Each Lender hereby irrevocably ratifies and accepts the Collateral Documents in effect as of the Closing Date and authorizes and directs Administrative Agent to enter into all additional Collateral Documents for the benefit of such Lender. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 9.02(b), any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders. Administrative Agent is hereby authorized on behalf of all of Lenders, without the necessity of any notice to or further consent from any Lender from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

(b) Each Lender hereby irrevocably authorizes Administrative Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (A) upon termination of the Revolving Loan Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Facility LCs, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) subject to Section 9.02(b), if approved, authorized or ratified in writing by the Required Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and (ii) to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document. Upon request by Administrative Agent at any time, each Lender will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Article VIII. Subject to the foregoing, Administrative Agent shall (and is hereby irrevocably authorized by each Lender, to) execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Administrative Agent for the benefit of Administrative Agent and Lenders herein or pursuant hereto upon the applicable Collateral; provided that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Credit Party in respect of) all interests retained by Borrower or any other Credit Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(c) Administrative Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral exists or is owned by Borrower or any other Credit Party or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Article VIII or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s own interest in the Collateral as one of the Lenders and that Administrative Agent shall have no duty or liability whatsoever to Lenders.

(d) Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender (other than Administrative Agent) obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

SECTION 8.04 Duties. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.05 Communications; Counsel. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.06 Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.07 Successor. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 8.07, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in Tulsa, Oklahoma, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

SECTION 8.08 Lenders’ Reliance; Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as provided in the signature pages hereto.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Facility LC shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the written consent of the Required Lenders; provided that (i) no such agreement shall (A) increase the Revolving Loan Commitment of any Revolving Lender without the written consent of such Revolving Lender, (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Loan Commitment, without the written consent of each Lender affected thereby, (D) change Section 2.18(b) or (c) in a manner that would alter the sharing of payments required thereby, without the written consent of each Lender, (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, or (F) release any Guarantor from any Subsidiary Guaranty or release the Liens on a Substantial Portion of the Collateral except in accordance with the terms of any Loan Document, without the written consent of each Lender and (ii) and no such agreement shall change Sections 2.10(c), 2.11(c) or 2.11(d), the definition of “TTM EBITDA Amount”, or any of the definitions used therein without the written consent of the Required Term Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Facility LC or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Facility LCs issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Facility LCs.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Facility LC or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Facility LC if the documents presented in connection with such demand do not strictly comply with the terms of such Facility LC), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Facility LC or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than five (5) days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Facility LC), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Facility LC), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement

(including all or a portion of its Revolving Loan Commitment (if any) and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Loan Commitment to an assignee that is a Revolving Lender immediately prior to giving effect to such assignment and (y) all or any portion of the Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of the Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Loan Commitment or Loans of any Class, the amount of the Revolving Loan Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the lesser of (i) $5,000,000.00 or (ii) the remaining amount of the assigning Lender’s Revolving Loan Commitment (calculated as of the date of such assignment), if any, and outstanding Loans, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Revolving Loan Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Revolving Lender and/or Term Lender, as the case may be, under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries.

SECTION 9.05. Disclosure. The Borrower and each Lender hereby (i) acknowledge and agree that (a) one or more Affiliates of JPMorgan Chase are or may become direct or indirect equity investors in Borrower, and (b) JPMorgan Chase and/or its Affiliates from time to time may hold other investments in, make other loans to or have other relationships with Borrower, and (ii) waive any liability of JPMorgan Chase or such Affiliate to the Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of JPMorgan Chase or its Affiliates.

SECTION 9.06. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Facility LCs, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Facility LC is outstanding and so long as the Revolving Loan Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Facility LCs and the Revolving Loan Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.07. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.08. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of Oklahoma.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any United States federal court or Oklahoma state court sitting in Tulsa, Oklahoma, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MATRIX SERVICE COMPANY, a Delaware corporation

By:	/s/ George L. Austin

Name:	George L. Austin
(Please Print)

Title:	Vice President

NOTICE ADDRESS:

Telephone:

Fax:

JPMORGAN CHASE BANK, Individually and as Administrative Agent

By:	/s/ Bart Kalsu
Name:	Bart Kalsu
Title:	Vice President

NOTICE ADDRESS:

If to the Administrative Agent:

JPMorgan Chase Bank

15 E. 5th Street

Tulsa, Oklahoma 74103

Attn: Bart Kalsu

Phone No. 918/586-5955

With a copy to:

JPMorgan Chase Bank

120 S. LaSalle St., 9th Floor

Chicago, IL 60603

Attn: Jeremy Stank

Phone No. 312-661-5076

JPMORGAN CHASE BANK, as Issuing Bank

By:	/s/ Bart Kalsu
Name:	Bart Kalsu
Title:	Vice President

NOTICE ADDRESS:

JPMorgan Chase Bank 120 S. LaSalle St., 9th Floor Chicago, IL 60603 Attn: Jeremy Stank Phone No. 312-661-5076

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Clint Bryant
Name:	Clint Bryant
Title:	Vice President

NOTICE ADDRESS:

5080 Spectrum Drive, Suite 500E Dallas, Texas 75001 Telephone: 972-419-3222 Fax: 972-419-3136

ABLECO FINANCE LLC

By:	/s/ Kevin Genda

Name:	Kevin Genda
(Please Print)

Title:	Senior Vice President

NOTICE ADDRESS:

299 Park Avenue 23rd Floor New York, New York 10171 Attn: Eric Miller Telephone: 212-891-2100 Fax: 212-890-1488

A3 FUNDING LP

By:	A3 Fund Management LLC, its General Partner

By:	/s/ Alexander J. Ornstein

Name:	Alexander J. Ornstein
(Please Print)

Title:	Vice President

NOTICE ADDRESS:

299 Park Avenue 23rd Floor New York, New York 10171 Attn: Eric Miller Telephone: 212-891-2100 Fax: 212-890-1488

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Closing Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Closing Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrower:	Matrix Service Company

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

[2]	Select as applicable.

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of December , 2005 among Matrix Service Company, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto.
6.	Assigned Interest:

For all Interests Other than Term Loans

Facility Assigned[3]	Aggregate Amount of Revolving Loan Commitment/Revolving Loans for all Revolving Lenders	Amount of Revolving Loan Commitment/Revolving Loans Assigned	Percentage Assigned of Revolving Loan Commitment/Revolving Loans[4]
	$	$	%
	$	$	%
	$	$	%

For Term Loans

Facility Assigned	Aggregate Amount of Term Loan for all Term Loan Lenders	Amount of Term Loan Assigned	Percentage Assigned of Term Loans[5]
Term Loan	$	$	%

Effective Date:                              , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[3]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment, if not Term Loans (e.g. “Revolving Commitment,” “Swingline Loan,” “Letters of Credit; “Swap Agreements,” etc.)

[4]	Set forth, to at least 9 decimals, as a percentage of the Revolving Commitments/Revolving Loans of all Revolving Lenders thereunder.

[5]	Set forth, to at least 9 decimals, as a percentage of the Term Loans of all Term Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[Consented to and][6] Accepted: [NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By
Title:

[Consented to:][7] [NAME OF RELEVANT PARTY]

By
Title:

[6]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[7]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.